Exhibit 10.2

AMENDMENT
TO THE
ENSCO INTERNATIONAL INCORPORATED
2005 CASH INCENTIVE PLAN

THIS AMENDMENT is effective the 21st day of May 2008, by ENSCO International Incorporated, having its principal office in Dallas, Texas (hereinafter referred to as the "Company").

WITNESSETH:

WHEREAS, the Company has adopted the ENSCO International Incorporated 2005 Cash Incentive Plan (the "Plan") effective January 1, 2005; and

WHEREAS, the Nominating, Governance and Compensation Committee of the Board of Directors of the Company (the "Committee") has approved this Amendment to the Plan during a regular meeting held on May 21, 2008; and

WHEREAS, the Company now desires to adopt this Amendment to the Plan in order to provide that, in determining the annual bonuses for the Company's executive officers for the 2008 Performance Period pursuant to the Plan, the Committee may determine to include a discretionary component awarded as a Discretionary Bonus based upon the Committee's determinations regarding achievement (or non-achievement) of individual goals pre-established by the Company's Chief Executive Officer for each officer and recommended to the Committee, which Discretionary Bonus may (i) not exceed an amount equal to twenty-five percent (25%) of the officer's Annual Performance Bonus for the 2008 Performance Period, and (ii) result in the amount of the officer's Annual Performance Bonus for the 2008 Performance Period being reduced by up to twenty-five percent (25%), in each case as determined by the Committee;

NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the Company hereby adopts the following Amendment to the Plan:

1.          Section 5(e)(i) is hereby amended to read as follows:

                     (i)           In order to assure the incentive features of this Plan and to avoid distortion in the operation of this Plan, the Committee may make adjustments in the Performance Goals, specific performance factors and targets related to those Performance Goals and award criteria established by it for any Performance Period under this Section 5, whether before or after the end of the Performance Period to the extent it deems appropriate in its sole discretion, which shall be conclusive and binding upon all parties concerned, to compensate for or reflect any extraordinary changes which may have occurred during the Performance Period which significantly affect factors that formed part of the basis upon which such Performance Goals, specific performance targets related to those Performance Goals and award criteria were determined. Such changes may include, without limitation, changes in accounting practices, tax, regulatory or other laws or regulations, or economic changes not in the ordinary course of business cycles. The Committee also reserves the right to adjust Annual Performance Bonus Awards to insulate them from the effects of unanticipated, extraordinary, major business developments, e.g., unusual events such as a special asset writedown, sale of a division, etc. The determination of financial performance achieved for any Performance Period may, but need not be, adjusted by the Committee to reflect such extraordinary, major business developments. Any such determination shall not be affected by subsequent adjustments or restatements. The Committee also reserves the right to decrease by up to twenty-five percent (25%) the amount of the Annual Performance Bonus Award determined by the Committee pursuant to Section 5(f) to be payable for the 2008 Performance Period to any Participant who is an officer of the Company to reflect the determination by the Committee pursuant to Section 6, as amended, of the level of that Participant's achievement (or non-achievement) of the individual goals previously established by the Committee for that Participant for the 2008 Performance Period. The determination of the amount of the decrease, if any, in the amount of any such Participant's Annual Performance Bonus for the 2008 Performance Period shall be determined by the Committee in connection with its determinations under Section 5(f) and Section 6 for the 2008 Performance Period.

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2.          Section 6 is hereby amended by adding a new second paragraph to read as follows:

              Notwithstanding the limitations of the preceding paragraph of this Section 6 to the contrary, the Committee may determine to make a Discretionary Bonus Award to any Participant who is an officer of the Company for the period coinciding with the 2008 Performance Period based upon the Committee's determination regarding the level of that Participant's achievement (or non-achievement) of the individual goals previously established by the Committee (based on recommendations from the Chief Executive Officer) for that Participant for such period. The amount of the Discretionary Bonus that may be payable to any such Participant pursuant to this paragraph may not exceed twenty-five percent (25%) of the amount of the Annual Performance Bonus Award determined by the Committee pursuant to Section 5(f) to be payable for the 2008 Performance Period to such Participant. As provided in Section 5(e)(i), as amended, the determination by the Committee pursuant to this paragraph with respect to any such Participant may result in a decrease in the amount of the Annual Performance Bonus determined by the Committee pursuant to Section 5(f) for the 2008 Performance Period. The Committee shall make its determinations under this paragraph in connection with its determinations under Section 5(f) for the 2008 Performance Period.

IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officer, has caused this Amendment to be executed effective as first above written.

ENSCO INTERNATIONAL INCORPORATED

/s/   Charles A. Mills
Charles A. Mills,
Vice President - Human Resources and Security

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